Exhibit 10.3

AMENDMENT TO EMPLOYMENT AND OPTION AGREEMENTS

This AMENDMENT TO EMPLOYMENT AND OPTION AGREEMENTS (this “Amendment”) is made and entered into as of August 2, 2022 (the “Effective Date”), by and between KORU Medical Systems, Inc., a New York corporation (the “Company”), and Christopher Pazdan ( “Employee”).

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated as of [August 4, 2021] (the “Employment Agreement”) regarding Employee’s service as the Company’s Vice President of Quality Assurance and Regulatory Affairs; and

WHEREAS, in connection with the Employment Agreement, the Company and Employee entered into that certain Incentive Stock Option Agreement dated as of September 15, 2021 between the Company and Employee (the “Option Agreement”); and

WHEREAS, the Company and Employee desire for Employee to serve as the Company’s Senior Vice President, Operations; and

WHEREAS, in connection with such promotion, the Company and Employee desire to amend the Employment Agreement and Option Agreement as provided in this Amendment.

NOW, THEREFORE, the parties, for good and valuable consideration, intending to be legally bound, agree as follows:

1.   Name Change. References to “Repro Med Systems, Inc. d/b/a KORU Medical Systems” throughout the Employment Agreement and Option Agreement are hereby deleted and replaced with “KORU Medical Systems, Inc.”

2.   Title. References to “Vice President of Quality Assurance and Regulatory Affairs of the Company” in Section 1 of the Employment Agreement are hereby deleted and replaced with “Senior Vice President, Operations.”

3.   Annual Bonus. The reference in Section 3(c) of the Employment Agreement to “35%” is hereby deleted and replaced with “40%.”

4.   Change of Control Termination. Section 1 of the Option Agreement is hereby amended by the addition of a new paragraph (d) as follows:

“(d). Upon a Change of Control Termination, the Shares underlying the Option shall automatically vest in full. “Change of Control Termination” as used herein means Employee’s employment being terminated by the Company (or its successor) without Cause (as defined in Employee’s employment agreement) or by the Employee for Good Reason (as defined below) within three (3) months before or twelve (12) months after any of the following occur: (A) the acquisition by any person or group, other than the Company, of 50% or more of the voting stock of the Company; (B) within any two year period the individuals who constituted the Board at the beginning of the period shall cease for any reason to constitute a majority of the Board, provided that the election of each subsequent member who was approved in advance by two-

thirds of the members of the Board in office at the beginning of such two year period or whose election or nomination for election was previously so approved, shall be considered as though such individual was a member of the Board at the beginning of the period; (C) the consummation of a merger, consolidation or reorganization, the result of which is that the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not own and control immediately after the merger, consolidation or reorganization at least 50% of the value of the outstanding equity and combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Board; or (D) a sale, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets.

“Good Reason” shall mean, in each case to the extent not consented to by Employee: (i) a breach by the Company of any material provision of his employment agreement or any other agreement between Employee and the Company; (ii) a material reduction of the Employee’s duties or responsibilities; or (iii) a reduction of the Employee’s Base Salary. Notwithstanding the foregoing, no action by the Company shall constitute Good Reason unless and until: (A) the Company shall have received, within thirty (30) days of the commencement of the existence of the condition constituting Good Reason, written notice from the Employee alleging that such Good Reason exists and setting forth the basis therefore in reasonable detail; (B) within thirty (30) days after the receipt of said written notice by the Company, the Company shall have failed to cure or correct the circumstances giving rise to such Good Reason; and (C) Employee terminates his employment upon written notice to the Company within five (5) days after expiration of such period referenced in (B).”

5.   Clawback. Section 2 of the Option Agreement is hereby amended by adding a new paragraph (c) as follows:

“(c)         Employee shall forfeit this Option in the event the Board or Compensation Committee determines, in its reasonable judgment, that (A) the Company’s financial statements are the subject of a restatement due, in whole or in part, to Employee’s misconduct, to the extent permitted by governing law; or (B) Employee has, or has been negligent in connection with the supervision of someone who has, (i) engaged in fraud, misrepresentation, theft or embezzlement, or (ii) engaged in other misconduct (including harassment), or been grossly negligent in connection with the performance of their duties, in each case resulting in Company reputational or financial harm. In the event the Option has been exercised at the time of such determination, the Company may demand that repayment be made from Company common stock, proceeds of the sale of Company common stock and/or the forfeiture of other outstanding awards held by Employee, as determined in the sole discretion of the Board or the Committee.”

6.   Option Award. Subject to the approval and sole discretion of the Compensation Committee of the Company’s Board of Directors, Employee shall be granted a non-qualified option (the “Option”) to acquire 100,000 shares of common stock (the “Shares”), which shall be subject to the terms of the Company’s 2015 Stock Option Plan or 2021 Omnibus Incentive Plan,

in each case as amended from time to time, and any associated equity and/or grant agreement required to be entered into by Employee and the Company. The Shares will be subject to a performance-based vesting schedule to be determined by the Compensation Committee in consultation with the Chief Executive Officer. The exercise price of the Shares shall be determined on the first or fifteenth of the month following the Compensation Committee’s approval of the Option.

7.   Governing Law and Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies..

8.   Severability. In case any one or more of the provisions contained in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.   No Other Changes. Except as set forth in this Amendment, each of the Employment Agreement and Option Agreement remains in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment and Option Agreements, effective as of the date above first written.

KORU MEDICALSYSTEMS, INC.	CHRISTOPHER PAZDAN

By: /s/ Linda Tharby	/s/ Christopher Pazdan
Linda Tharby, President and CEO